Exhibit 4.8

SECOND AMENDMENT

TO THE

RARE HOSPITALITY INTERNATIONAL, INC.

DEFERRED COMPENSATION PLAN

This Second Amendment to the RARE Hospitality International, Inc. Deferred Compensation Plan (the “Plan”) is adopted by the Retirement Plan Committee (the “Committee”), to be effective as of January 1, 2006 (the “Effective Date”).

WITNESSETH:

WHEREAS, RARE Hospitality International, Inc. (the “Company”) maintains the Plan for the benefit of certain key management and highly compensated employees of the Company and its affiliates that participate in the Plan, and certain non-employee directors of the Company; and

WHEREAS, Section 9.1 of the Plan provides that the Committee, as the Plan administrator, may approve amendments to the Plan, other than amendments affecting vesting or company contribution rates; and

WHEREAS, the Committee desires to amend the Plan, for plan years beginning on and after the Effective Date, to eliminate any percentage limitation on the maximum amount of deferral contributions that a participant is permitted to contribute to the Plan each year;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, as of the Effective Date, to read as follows:

1. Section 3.2(c) of the Plan is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following:

(c) Application and Amount. A Participant may elect to have his Deferral Election apply to one of the following categories of payments of Compensation: (1) Base Salary only; (2) Bonuses only; or (3) all payments of Compensation. A Participant may elect to defer his Base Salary, Bonuses or Compensation in 1% increments up to a maximum of 100%, but in no event may Deferral Contributions made for any Plan Year on behalf of a Participant other than a Nonemployee Director exceed $50,000. The maximum dollar amount described in the preceding sentence may be changed by the Retirement Plan Committee, in its discretion, from time-to-time.

2. Except as amended herein, the Plan shall continue in full force and effect.